Exhibit (d) (ii) under Form N-1A
                                               Exhibit 10 under Item 601/Reg.S-K


                                   EXHIBIT B

                                 CCMI Bond Fund

      For all services rendered by Adviser hereunder, the above-named Fund of the Trust shall pay to Adviser and Adviser agrees to accept as full compensation for all services rendered hereunder, an annual investment advisory fee equal to .60 of 1% of the average daily net assets of the Fund.

      The portion of the fee based upon average daily net assets of the Fund shall be accrued daily at the rate of 1/365th of .60 of 1% applied to the daily net assets of the Fund.

      The advisory fee so accrued shall be paid to Adviser daily.

      Witness the due execution hereof this 1st day of March, 2002.

                                    COMMERCE CAPITAL MANAGEMENT, INC.



                                    By:  /s/ Robert P. Langell
                                       --------------------------------
                                    Name:  Robert P. Langell
                                    Title:  Chairman and CEO


                                    CCMI FUNDS



                                    By:  /s/ Beth S. Broderick
                                       --------------------------------
                                    Name:  Beth S. Broderick
                                    Title:  Vice President